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Exhibit 10.2

FIRST AMENDMENT
TO THE
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

        WHEREAS, Boston Private Financial Holdings, Inc. (the "Bank") and Timothy L. Vaill (the "Executive") entered into a supplemental executive retirement agreement dated as of May 1, 2001 (the "SERP"); and

        WHEREAS, Paragraph 1 of the SERP provides that, upon termination of employment on or after attaining age 65 for any reason other than death, the Bank shall pay to the Executive an annual benefit equal to his final average pay (as defined in the SERP) multiplied by the product of (i) his years of credited service (not to exceed fifteen) with the Bank, and (ii) the Annual Increment (as hereinafter defined); and

        WHEREAS, the Annual Increment specified in the SERP is 1.167 percent; and

        WHEREAS, the Bank desires to increase the Annual Increment to three (3%) percent; and

        WHEREAS, Paragraph 6 of the SERP provides that the SERP may be amended only by written agreement of the Executive and the Bank; and

        WHEREAS, the Bank and the Executive desire to amend the SERP, effective July 1, 2004 to increase the Annual Increment from 1.167% to 3%, provided that for purposes of computing the Executive's benefit under the SERP, such amended Annual Increment shall be applied to all years of credited service including, without limitation, years of credited service ending prior to July 1, 2004;

        NOW, THEREFORE, the SERP is hereby amended, effective January 1, 2004, as follows:

        1.     Paragraph 1 is deleted in its entirety and the following Paragraph 1 is inserted in lieu thereof:

        "1.    Normal Retirement Benefit.

          (a)    Amount of Normal Retirement Benefit.    Upon Termination of Employment on or after the Normal Retirement Age (defined as age 65) for any reason other than death, and subject to Paragraph 3 of this Agreement, the Company shall pay to the Executive an annual benefit obtained by taking the SERP Benefit determined under this Paragraph 1(a) and offsetting the resulting amount by the Executive's SERP Offset as described in Paragraph 1(b) (the annual benefit, so reduced, is referred to as the "Normal Retirement Benefit").

    (i)
    The "SERP Benefit" shall be expressed as a single life annuity, with an annual benefit equal to:

      3% times "Years of Service" times "Final Average Pay".

    (ii)
    'Year of Service' means each calendar year in which Executive is credited with 1000 or more hours of service with the Company or with any subsidiary that, together with the Company, would be treated as a single employer within the meaning of Sections 414(b),(c), (m), or (o) of the Code. "Hours of service" shall have the same meaning as in the Boston Private Bank and Trust Company 401(k) Plan (the "401(k) Plan"). Years of Service shall include all service with the Company, including years prior to the effective date of this Agreement, commencing on the first day on which the Executive first performed an Hour of Service with the Company and ending on the date on which the Executive's Termination of Employment occurs.

    (iii)
    'Final Average Pay' means the average of the Executive's base salary from the Company (or with any subsidiary that together with the Company would be treated as a single employer within the meaning of Sections 414(b),(c), (m), or (o) of the Code) and annual cash bonus under the Annual Executive Incentive Plan (or any successor plan) for the three consecutive calendar year period ending with the year immediately preceding the year in which the Executive's Termination of Employment occurs.

    (iii)
    'Termination of Employment' for purposes of this Agreement means termination of employment with the Company and any subsidiary that, together with the Company, would be treated as a single employer within the meaning of Sections 414(b), (c), (m), or (o) of the Code.

          (b)    SERP Offset.    The SERP Offset shall include the following amounts: (1) the annual Social Security benefit that the Executive is entitled to receive immediately following Termination of Employment, multiplied by a fraction, the numerator of which is the number of the Executive's Years of Service and the denominator of which is 40, (2) employer-provided benefits (excluding employee deferrals and allocable investment earnings on such amounts) under the 401(k) Plan expressed as the actuarial equivalent of a single life annuity payable over the life of the Executive, and (3) the vested portion of the 24,610 shares of common stock of the Company granted to the Executive as of October 3, 2001 pursuant to the Amended and Restated 1997 Long-Term Stock Incentive Plan, expressed as the actuarial equivalent of a single life annuity payable over the life of the Executive. For this purpose, the SERP Offset and actuarial equivalence shall be determined at the date his Termination of Employment occurs. Actuarial equivalence shall be based on the 1994 Group Annuity Reserving Table (with unisex rates projected to 2002) and applying a discount rate of 6%.

          (c)    Payment of Normal Retirement Benefit.    The Company shall pay the Normal Retirement Benefit to the Executive in 12 equal monthly installments payable on the first day of each calendar month commencing with the calendar month following the Executive's Termination of Employment."

        2.     Paragraph 2(a) is hereby amended by adding the following the last line of the table set forth therein.

    "65 and Older                             100%"

        3.     Amend Paragraph 5 ("Miscellaneous") to re-designate the final subparagraph as "(h)".

        IN WITNESS WHEREOF, the Bank and the Executive have duly executed this First Amendment to the SERP effective as of the first day of January 2004.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:
EXECUTIVE
Timothy L. Vaill

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FIRST AMENDMENT TO THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT